Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Mark Monaco
Chief Financial Officer
(615) 665-1858, Ext. 115

iPAYMENT, INC. ANNOUNCES CLOSING OF SENIOR NOTES OFFERING AND

SENIOR SECURED CREDIT FACILITIES AND iPAYMENT HOLDINGS, INC.

ANNOUNCES CLOSING OF UNITS OFFERING

NASHVILLE, Tennessee – (May 6, 2011) – iPayment, Inc. (the “Company”) announced today the closing of its previously announced offering of $400 million in aggregate principal amount of 10.25% Senior Notes due 2018 (the “Notes”). The Company also announced the closing of its $450 million senior secured credit facilities (the “Senior Secured Credit Facilities”), consisting of (i) a $375 million term loan facility and (ii) a $75 million revolving credit facility, with the ability to request an increase of $25 million in the amount of revolving loans. The revolving credit facility will mature on May 6, 2016, and the term loan facility will mature on May 8, 2017.

The Company also announced today that its parent, iPayment Holdings, Inc. (“Holdings”), closed its previously announced offering of 125,000 units (the “Units”), consisting of $125 million in aggregate principal amount of 15.00%/15.00% Senior Notes due 2018 (“Holdings’ Notes”) and 125,000 warrants (the “Warrants”) to purchase common stock of Holdings. The Warrants represent an aggregate 2.5% of the outstanding common stock of Holdings on a fully diluted basis (after giving effect to the Warrants).

The majority of the proceeds from the offerings of the Notes and the Units, together with borrowings under the Senior Secured Credit Facilities, were used to (i) permanently repay all of the outstanding indebtedness under the Company’s existing senior secured credit facilities; (ii) redeem and satisfy and discharge all of the Company’s existing senior subordinated notes; (iii) make a distribution to the Company’s indirect parent, iPayment Investors, L.P. (“Investors”) in an amount that enabled it to redeem and satisfy and discharge all of its existing PIK toggle notes and (iv) pay fees and expenses in connection with the offerings. Subject to the satisfaction (or, if applicable, waiver) of certain conditions, all of the remainder of such proceeds and borrowings will be used to make a distribution to Investors to enable it to redeem all of the equity interests in Investors and its general partner held by the Company’s Chairman and Chief Executive Officer and by entities controlled by him or in trust for the benefit of his family members. If such equity redemption is not effected by August 4, 2011, Holdings is required to redeem Holdings’ Notes in full and the Warrants will be canceled for no consideration.

The Notes and Units were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities Act. The Notes and Units have not been registered under the Securities Act, any other federal securities laws or the securities laws of any state, and until so registered, the Notes and Units may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer, solicitation or sale of the Notes and Units in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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iPayment, Inc. Announces Closing of Senior Notes Offering and Senior Secured Credit Facilities and

iPayment Holdings, Inc. Announces Closing of Units Offering

May 6, 2011

About iPayment

iPayment, Inc. is a provider of credit and debit card-based payment processing services to approximately 130,000 small merchants across the United States. The Company’s payment processing services enable merchants to process both traditional card-present, or “swipe,” transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.

Forward Looking Statements

Information in this press release may contain “forward-looking statements” about iPayment, Inc. These statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company’s current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company’s indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company’s reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company’s competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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